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                                                                 EXHIBIT 23.1







                             ACCOUNTANT'S CONSENT




The Board of Directors
American Communications Services, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-99964 and No. 333-19089) on Form S-8 of American Communications Services, Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of American Communications Services, Inc. and subsidiaries as of June 30, 1995 and 1996 and December 31, 1996 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 30, 1995 and 1996 and the six months ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of American Communications Services, Inc.




                                /s/ KPMG Peat Marwick LLP



                                KPMG Peat Marwick LLP


Washington, DC
March 28, 1997